Exhibit 99.2



          Eastman Kodak Company Financial Discussion Document
                      Third Quarter 2005 Results

    As previously announced, the Company will no longer report
"Earnings from continuing operations, excluding non-operational items". GAAP earnings only will be reported, accompanied by a description of the non-operational items affecting quarterly results by line item in the P&L. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the P&L for the third quarter 2005 and 2004, respectively.


(in millions, except per share data)      3Q 2005          3Q 2004
                                         $       EPS      $      EPS
                                      --------------------------------
(Loss) earnings from continuing
 operations on a GAAP basis           $(1,030) $(3.59)    $12   $0.04
COGS
Charges for accelerated depreciation
 in connection with cost reduction
 actions                                  105              34
Charges for inventory writedowns in
 connection with cost reduction
 actions                                   10               3
                                      -------- --------------- -------
                              Subtotal    115    0.40      37   $0.13
                                      -------- --------------- -------
R&D
Charge for in-process R&D in
 connection with the 2004 acquisition
 of National Semiconductor                                  6
Adjustment for in-process R&D for the
 Creo acquisition in 2005                 (12)              -
                                      -------- --------------- -------
                              Subtotal    (12)  (0.04)      6   $0.02
                                      -------- --------------- -------
Restructuring
Charges for focused cost reduction
 actions                                  146             227
                                      -------- --------------- -------
                              Subtotal    146    0.51     227   $0.79
                                      -------- --------------- -------
Other (Income)/Charges
Impairment of property related to
 focused cost reduction actions            21
Gain on sale of property related to
 focused cost reduction actions           (21)              -
                                      -------- --------------- -------
                              Subtotal      -       -       -      $-
                                      -------- --------------- -------
Taxes
Tax impacts of above-mentioned items
 (excludes impact of valuation allow.)    (63)            (64)
                                      -------- --------------- -------
                              Subtotal    (63)  (0.22)    (64) $(0.22)
                                      -------- --------------- -------
Impact of Contingent Convertible Debt
 on EPS                                                        $(0.04)


    Consolidated Revenues:

    Net worldwide sales were $3.553 billion for the third quarter of 2005 as compared with $3.374 billion for the third quarter of 2004, representing an increase of $179 million or 5%. The increase in net sales for the period reflected the favorable impact of foreign currency fluctuations of $22 million, or approximately 1%, and acquisitions, totaling $513 million. The increase in net sales was primarily due to:

    -- Volume: volume declines reduced third quarter sales by 6.6 percentage points driven primarily by declines in the film capture Strategic Product Group (SPG), the wholesale and retail photofinishing portions of the consumer output SPG, and the Health Group digital output SPG.

    --  Price/Mix: price/mix declines reduced third quarter sales by
        4.3 percentage points, primarily driven by the film capture SPG, consumer digital capture SPG and Health Group digital capture and digital output SPG's.

    -- Exchange: favorable exchange of 0.7 percentage point partially offset the negative impacts of volume and price/mix.

    -- Acquisitions: Kodak Polychrome Graphics (KPG), and Creo contributed $513 million or approximately 15.2 percentage points to third quarter sales.

    Net sales in the U.S. were $1.446 billion for the third quarter of 2005 as compared with $1.414 billion for the prior year quarter, representing an increase of $32 million, or 2%.
    Net sales outside the U.S. were $2.107 billion for the current quarter as compared with $1.960 billion for the third quarter of 2004, representing an increase of $147 million, or 8%. The increase in net sales for the period reflected the favorable impact of foreign currency fluctuations of $22 million, or approximately 1%.
    Kodak's digital product sales were $1.888 billion for the current quarter as compared with $1.283 billion for the third quarter of 2004, representing an increase of $605 million, or 47%, primarily driven by the Creo and KPG acquisitions, and the digital capture SPG.
    Net sales of the company's traditional products were $1.661 billion for the current quarter as compared with $2.085 billion for the third quarter of 2004, representing a decrease of $424 million, or 20%, primarily driven by declines in the film capture SPG, and the wholesale and retail photofinishing portions of the consumer output SPG.
    Net sales of new technologies products were $4 million in the current quarter versus $6 million for the third quarter of 2004.
    Refer to the attached "non-GAAP" reconciliation for a reconciliation of digital, traditional, and new technologies revenue to total consolidated net sales.

    Non-U.S. Revenues:

    The company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East Region ("EAMER"), (2) the Asia Pacific Region and (3) the Canada and Latin America Region.
    Net sales in the EAMER region were $1.084 billion for the third quarter of 2005 as compared with $1.017 billion for the prior year quarter, representing an increase of $67 million, or 7%.
    Net sales in the Asia Pacific region were $670 million for the current quarter as compared with $629 million for the prior year quarter, representing an increase of $41 million, or 7%. The increase in net sales for the period reflected the favorable impact of foreign currency fluctuations of 3%.
    Net sales in the Canada and Latin America region were $353 million in the current quarter as compared with $314 million for the third quarter of 2004, representing an increase of $39 million, or 12%. The increase in net sales for the period reflected the favorable impact of foreign currency fluctuations of 2%.

    Emerging Markets:

    The company's major emerging markets include China, Brazil, Mexico, Russia, India, Korea, Hong Kong and Taiwan. Net sales in emerging markets were $721 million for the third quarter of 2005 as compared with $736 million for the prior year quarter, representing a decrease of $15 million, or 2%.
    The emerging market portfolio accounted for approximately 21% of Kodak's worldwide sales and 35% of Kodak's non-U.S. sales in the quarter. Sales growth was recorded for Mexico 18% and Brazil 4%. Sales declines were recorded for China 9%, India 5% and Russia 2%.

    Gross Profit:

    Gross profit was $933 million for the third quarter of 2005 as compared with $1.078 billion for the third quarter of 2004, representing a decrease of $145 million, or 13%. The gross profit margin was 26.3% in the current quarter as compared with 32.0% in the prior year quarter. The gross profit margin decreased approximately
5.7 percentage points primarily attributable to:

    -- Price/Mix: reduced gross profit by 3.0 percentage points primarily attributable to the consumer digital capture SPG, entertainment print films, and the Health Group digital capture SPG.

    -- Manufacturing Cost: unfavorable manufacturing cost decreased gross profit by 3.5 percentage points due to unfavorable manufacturing variances and increased raw material prices.

    -- Exchange: favorably impacted gross margin by 0.7 percentage points.

    Gross profit in the quarter includes the following items:

    --  Additional year over year restructuring costs of $78 million

    --  Write-off of physical assets of approximately $30 million

    -- Additional depreciation of $66 million due to asset useful life changes

    Selling, General and Administrative Expenses:

    SG&A expenses were $673 million for the third quarter of 2005 as compared with $629 million for the prior year quarter, representing an increase of $44 million, or 7%. The increase in SG&A is primarily attributable to:

    --  Acquisition related SG&A of $94 million

    --  Unfavorable foreign exchange of $2 million

    These increases were partially offset by:

    --  Cost reduction initiatives

    As a percentage of sales, SG&A was 19% for the current quarter, no change from the third quarter of 2004.

    Research and Development Costs:

    R&D expenses were $217 million for the third quarter of 2005 as compared with $219 million for the third quarter of 2004, representing a decrease of $2 million, or 1%. The total for the third quarter of 2005 includes a credit for purchased in-process R&D of $12 million and additional R&D expense of $22 million associated with the acquisitions of Creo and KPG. R&D as a percentage of sales decreased from 7% for the third quarter of 2004 to 6% for the current quarter.

    Restructuring Costs and Other

    Cost Reduction Plans:

    On July 20, 2005, Kodak announced that as part of its effort to accelerate its digital transformation, the Company would extend the restructuring program originally announced in January 2004 to be largely completed by the middle of 2007. The extension of the January 2004 program includes two major additional initiatives:

    -- Reducing general and administrative costs, in part by consolidating functions and standardizing business processes. This will result in an incremental employment reduction totaling approximately 2,300 positions.

    -- Accelerating the current restructuring of the traditional manufacturing asset base. At the conclusion of this restructuring, and including the impact of the change in useful lives of manufacturing assets, the company expects that its traditional asset base will total approximately $1 billion, a reduction of 65 percent from the January 2004 level. The incremental employment reduction specific to manufacturing will be approximately 7,000 positions.

    Together, these additional actions will generate incremental annual savings of approximately $800 million. The incremental cash charges associated with these actions will be approximately $470 million.
    Total cost reduction actions will bring the total worldwide employment reduction to a range of 22,500 to 25,000 by mid-year 2007. The charges associated with the additional moves will increase the total to a range of $2.7 billion to $3 billion, up from $1.3 billion to $1.7 billion announced in January 2004. The annual savings from the new actions will increase the total to a range of $1.6 billion to $1.8 billion, up from $800 million to $1 billion announced in January 2004.
    In the third quarter, Kodak implemented cost reduction actions resulting in pre-tax charges totaling $261 million. The components of restructuring in the third quarter included $111 million for employee severance relating to the elimination of approximately 2,000 positions, $38 million associated with exit costs and asset impairments, pension plan curtailments of $4 million, and reversals of prior reserves of ($7) million. These components total $146 million and are recorded in "Restructuring Costs and Other". In addition, the company recorded accelerated depreciation and inventory write-offs of $115 million during the quarter, which are recorded in "Cost of Goods Sold" (COGS).
    The following changes in manufacturing plant operations and other actions were announced during the quarter:

    -- Consolidation of color photographic paper manufacturing for North America at plants in Windsor, Colo., and Harrow,
        England, resulting in the closure of an operation in Rochester by the end of October;

    -- Closure by year-end of an operation in Rochester that recycles polyester waste and part of an operation that processes polyester raw material in the manufacturing of Estar polyester film base.

    -- Reduction of manufacturing capacity for consumer film products at its plant in Xiamen, China.

    Under the current cost reduction program on a program-to-date basis Kodak has implemented cost reduction actions resulting in pre-tax charges totaling $1.7 billion, which includes the elimination of approximately 15,500 positions worldwide.

    Earnings From Continuing Operations before Interest, Other Income (Charges) Net and Income Taxes (EFO):

    EFO for the third quarter of 2005 was negative $103 million as compared with positive $3 million for the third quarter of 2004, representing a decrease of $106 million. EFO as a percentage of sales decreased from less than one percent in the third quarter of 2004 to negative 3% in the current quarter. The decrease in earnings from operations is attributable to the reasons indicated above.

    Digital Earnings:

    Third quarter digital earnings were $10 million, which includes a favorable impact of $18 million in the current quarter for legacy cost allocation changes and a charge of approximately $5 million for the change in useful asset lives. To calculate a common basis of comparison with the company's full year digital earnings projection, as adjusted for the two accounting changes cited, requires (1) the exclusion of $44 million of costs associated with Creo's operating results and purchase accounting for the KPG and Creo acquisitions and
(2) the exclusion of in-process R&D credits of $12 million, which together net to $32 million. On this basis, digital earnings were $42 million in the current quarter.
    The digital earnings trend gained momentum as the quarter progressed, with significant digital earnings improvement recorded for the month of September alone. This trend is in-line with seasonal digital expectations, as more than 40% of the Company's total digital revenues are expected to occur in the last four months of this year.
    Refer to the attached "non-GAAP" reconciliations for a reconciliation of digital earnings and digital earnings excluding certain purchase accounting costs for KPG and Creo, and operating results for Creo.

    Below EFO:

    Interest expense for the third quarter of 2005 was $57 million as compared with $43 million for the prior year quarter, representing an increase of $14 million, or 33%.
    Higher interest expense is a result of increased levels of debt associated with acquisitions.
    The "Other Income/(Charges)" component includes investment income, income and losses from equity investments, gains and losses on the sales of assets and investments, and foreign exchange gains and losses. Other Charges for the current quarter were $15 million as compared with Other Income of $24 million for the third quarter of 2004. The current quarter included charges/credits relating to the following items:

    --  A $21 million gain on the sale of property

    Offset by:

    --  A charge of $21 million relating to an asset impairment

    The largest contributor to the increase in other charges for the current quarter is the move of KPG equity income to the Graphic
Communications Group as a result of Kodak's purchase of KPG.

    Corporate Tax Rate:

    The Company's estimated annual effective tax rate from continuing operations increased from 17% for the prior year third quarter to 34% for the third quarter of 2005. This increase is primarily attributable to the inability to benefit losses in the U.S. as a result of the decision to record a valuation allowance ed against net U.S. deferred tax assets.
    During the third quarter of 2005, the Company recorded a tax provision from continuing operations of $855 million on a pre-tax loss of $175 million. The tax provision of $855 million for the quarter differs from the tax benefit of $59 million that results from applying the estimated annual effective tax rate to the pre-tax loss of $175 million due to (1) the $900 million tax provision recorded related to the write-down of the net deferred tax assets in the U.S. resulting from the Company's plan to accelerate restructuring of its traditional business combined with current and anticipated losses in the U.S. with respect to such operations, and (2) a combination of net discrete period charges that were not benefited for tax in the U.S. and charges taxed in jurisdictions that, when aggregated, have tax rates lower than the estimated annual effective tax rate from continuing operations. The net discrete period tax charges are primarily attributable to the creation of the valuation allowance against U.S. deferred tax assets resulting from discrete charges during 2005 including restructuring and other actions related to the decline of the traditional business.
    During the third quarter of 2004, the Company recorded a tax benefit from continuing operations of $28 million on a pre-tax loss of $16 million. The tax benefit of $28 million for the quarter differs from the tax benefit of $3 million that results from applying the estimated annual effective tax rate of 17% to the pre-tax loss of $16 million due to discrete period charges which are taxed in jurisdictions that, when aggregated, have tax rates greater than the estimated annual effective tax rate from continuing operations.

    Earnings from Continuing Operations:

    Earnings from continuing operations for the third quarter of 2005 were negative $1.030 billion, or negative $3.59 per diluted share, as compared with earnings from continuing operations for the third quarter of 2004 of positive $12 million, or $0.04 per diluted share, representing a decrease of $1.042 billion.

    Earnings from Discontinued Operations:

    Net income from discontinued operations of $446 million in the third quarter of 2004 primarily reflects the sale of the company's Remote Sensing Systems business, which was sold to ITT Industries Inc. in August 2004.

    Segment Results:

    Digital and Film Imaging Systems

    This segment provides consumers, professionals and cinematographers with digital and traditional products and services.

    Revenues:

    Net worldwide sales for the Digital and Film Imaging Systems segment were $1.995 billion for the third quarter of 2005 as compared with $2.363 billion for the third quarter of 2004, representing a decrease of $368 million, or 16%. The decrease in net sales was composed of:

    --  Volume: decreases in volume reduced third quarter sales by
        11.3 percentage points driven primarily by declines in the film capture SPG and the wholesale and retail photofinishing portions of the consumer output SPG.

    -- Price/Mix: declines attributable to price/mix reduced third quarter sales by 5.7 percentage points driven primarily by the digital capture SPG and the film capture SPG.

    -- Exchange: favorable exchange of 0.9 percentage points partially offsets the negative impacts of volume and price/mix.

    Net sales in the U.S. were $839 million for the current quarter as compared with $970 million for the third quarter of 2004, representing a decrease of $131 million, or 14%.
    Net sales outside the U.S. were $1.156 billion for the third quarter of 2005 as compared with $1.393 billion for the prior year quarter, representing a decrease of $237 million, or 17%.
    Digital product sales were $708 million for the current quarter as compared with $580 million for the third quarter of 2004, representing an increase of $128 million, or 22%, primarily driven by the consumer digital capture SPG, the kiosks/media portion of the consumer output SPG, and the home printing SPG.
    Traditional product sales were $1.287 billion for the current quarter as compared with $1.783 billion for the third quarter of 2004, representing a decrease of $496 million or 28%, primarily driven by declines in the consumer output and film capture SPG's.

    Digital Strategic Product Group Revenues:

    Net worldwide sales of consumer digital capture products, which include consumer digital cameras, accessories, memory products and royalties, increased 20% in the third quarter of 2005 as compared with the prior year quarter, primarily reflecting strong volume increases and favorable exchange, partially offset by negative price/mix. Kodak gained U.S. and worldwide unit market share on a year to date basis through August.
    Net worldwide sales of Picture Maker kiosks/media increased 48% in the third quarter of 2005 as compared with the third quarter of 2004, as a result of strong volume increases and favorable exchange. Sales continue to be driven by strong 4x6 format media sales at retail locations, which increased approximately 140% versus last year.
    Net worldwide sales from the home printing solutions SPG, which includes inkjet photo paper and printer docks/media, increased 45% in the current quarter as compared with the third quarter of 2004 driven by sales of printer docks and associated thermal media, with strong volumes partially offset by unfavorable price/mix. Through August, Kodak's Printer Dock product continues to maintain a leading market share position on a weighted average basis in six key countries where market share is measured. During the quarter, inkjet paper sales and volume declined year over year.

    Traditional Strategic Product Group Revenues:

    Net worldwide sales of the film capture SPG, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, reloadable traditional film cameras and batteries/videotape decreased 30% in the third quarter of 2005 as compared with the third quarter of 2004, primarily reflecting volume declines and negative price/mix partially offset by favorable exchange.
    U.S. consumer film industry sell-through volumes decreased approximately 27% in the third quarter of 2005 as compared with the prior year quarter. Consumer film industry volumes in the U.S. are expected to decline, as previously communicated, up to 30% for the full year 2005. Kodak's worldwide projection for consumer film remains a decline in the range of 23% to 27% for full year 2005.
    Net worldwide sales for the retail photofinishing SPG, which includes color negative paper, minilab equipment and services, chemistry, and photofinishing services at retail, decreased 29% in the third quarter of 2005 as compared with the third quarter of 2004, primarily reflecting volume declines and negative price/mix partially offset by favorable exchange.
    Net worldwide sales for the wholesale photofinishing SPG, which includes color negative paper, equipment, chemistry, and photofinishing services at Qualex in the U.S. and CIS (Consumer Imaging Services) outside the U.S., decreased 49% in the third quarter of 2005 as compared with the third quarter of 2004, reflecting continuing volume declines and negative price/mix partially offset by favorable exchange.
    Net worldwide sales for the entertainment film SPG's, including origination and print films for the entertainment industry, decreased 9%, primarily reflecting volume declines and unfavorable price/mix for print films partially offset by favorable exchange. During the quarter, entertainment print film performance was negatively impacted by weak summer box office trends and a tough comparison from a particularly strong year ago quarter.
    However, the industry is expecting more favorable box office momentum for the remainder of the year, as a number of popular feature films are scheduled to come to theaters during this timeframe. On a year to date basis through September, entertainment film sales increased 2%.

    Gross Profit:

    Gross profit for the Digital and Film Imaging Systems segment was $564 million for the third quarter of 2005 as compared with $745 million for the prior year quarter, representing a decrease of $181 million or 24%. The gross profit margin was 28.3% in the current year quarter as compared with 31.5% in the prior year quarter. The 3.2 percentage point decrease was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by 3.8 percentage points primarily driven by the film capture SPG, the digital capture SPG and entertainment print films.

    -- Manufacturing Cost: unfavorable manufacturing cost decreased gross profit margins by 0.1 percentage point.

    -- Exchange: favorably impacted gross profit margins by 0.9 percentage points.

    SG&A:

    In the third quarter, SG&A expenses for the Digital and Film
Imaging Systems segment decreased $37 million or 9%, from $427 million in the third quarter of 2004 to $390 million in the current quarter, and increased as a percentage of sales from 18% to 20%.

    R&D:

    Third quarter R&D costs for the Digital and Film Imaging Systems segment decreased $22 million, or 25%, from $88 million in the third quarter of 2004 to $66 million in the current quarter and decreased as a percentage of sales from 4% to 3%. The decrease in R&D year over year was primarily attributable to spending reductions related to traditional products and services.

    EFO:

    Earnings from operations for the Digital and Film Imaging Systems segment decreased $122 million, or 53%, from $230 million in the third quarter of 2004 to $108 million in the third quarter of 2005, primarily as a result of the factors described above. The operating earnings margin rate decreased from 10% for the prior year quarter to 5% in the current quarter.

    Health Group

    The Health Group segment supplies the healthcare industry with traditional and digital image capture and output products and services.

    Revenues:

    Net worldwide sales for the Health Group were $635 million for the third quarter of 2005 as compared with $642 million for the prior year quarter, representing a decrease of $7 million, or 1%. The decrease in net sales was composed of:

    -- Volume: Volume growth increased third quarter sales by 0.7 percentage points, primarily driven by growth in the digital capture, services, and healthcare information systems, largely offset by decreases in the digital output and film capture & output SPG's.

    -- Price/Mix: Decreases in price/mix reduced third quarter sales by 2.1 percentage points, primarily driven by the digital capture, digital output, and the traditional medical film portion of the film capture and output SPG's.

    -- Exchange: Favorable exchange impacted sales by 0.4 percentage points.

    Net sales in the U.S. were $260 million for the current quarter as compared with $276 million for the third quarter of 2004, representing a decrease of $16 million, or 6%.
    Net sales outside the U.S. were $375 million for the third quarter of 2005 as compared with $366 million for the prior year quarter, representing an increase of $9 million, or 2%.

    Digital Products Revenues:

    Net worldwide sales of digital products, which include digital output (DryView laser imagers/media and wet laser printers/media), digital capture equipment (computed radiography (CR) and digital radiography (DR) systems), services, dental systems (practice management software and digital radiography capture equipment) and healthcare information systems (PACS - Picture Archiving and Communications Systems), were $416 million for the current quarter as compared with $414 million for the third quarter of 2004, representing an increase of $2 million or less than 1%. Sales reflect modest volume increases largely offset by negative price/mix.

    Traditional Products Revenues:

    Net worldwide sales of traditional products, including analog film, equipment and chemistry were $219 million for the current quarter as compared with $228 million for the prior year quarter, representing an decrease of $9 million, or 4%. Sales reflect volume declines and negative price mix.

    Gross Profit:

    Gross profit for the Health Group was $252 million for the third quarter of 2005 as compared with $271 million in the prior year quarter, representing a decrease of $19 million, or 7%. The gross profit margin was 39.7% in the current quarter as compared with 42.2% in the third quarter of 2004. The decrease in the gross profit margin of 2.5 percentage points was principally attributable to:

    -- Manufacturing Cost: Manufacturing cost decreased gross profit margins by 0.8 percentage points, primarily reflecting accelerated depreciation of manufacturing assets, and higher silver and raw material costs.

    -- Price/Mix: Price/mix negatively impacted gross profit margins by 2.4 percentage points primarily driven by the digital capture and digital output SPG's, and services.

    -- Exchange: Favorable exchange added 0.6 percentage points to the gross profit margin.

    SG&A:

    In the third quarter, SG&A expenses for the Health Group increased $5 million, or 4%, from $112 million in the third quarter of 2004 to $117 million for the current quarter, and increased as a percent of sales from 17% to 18%. The increase in SG&A expenses reflects the impact of the integration of the Orex acquisition.

    R&D:

    Third quarter R&D costs decreased $8 million from $53 million in the third quarter of 2004 to $45 million in the current quarter, a decrease of 15%, and decreased as a percentage of sales from 8% to 7%.

    EFO:

    Earnings from operations for the Health Group decreased $16 million, or 15%, from $106 million for the prior year quarter to $90 million for the third quarter of 2005, while EFO as a percentage of sales decreased 2.3 percentage points to 14.2% from 16.5% for the prior year quarter. This decline primarily reflects the impact of lower gross profit margins.

    Graphic Communications

    The Graphic Communications segment serves a variety of customers in the creative, in-plant, data center, commercial printing, packaging, newspaper and digital service bureau market segments with a range of software and hardware products that provide customers with a variety of solutions for prepress equipment, workflow software, traditional and digital printing, and document scanning and multi-vendor IT services.
    On January 12, 2005, the Company announced that it had entered into a Redemption Agreement with Sun Chemical Corporation and Sun Chemical Group B.V. (collectively, "Sun"), pursuant to which the parties agreed to consummate certain transactions that resulted in Kodak owning 100% of the equity interests in Kodak Polychrome Graphics LLC and Kodak Polychrome Graphics Company Ltd (KPG). The Company completed its acquisition of KPG on April 1, 2005.
    On January 31, 2005, the Company announced that it had entered into a definitive agreement to acquire all of the outstanding common shares of Creo Inc., a premier supplier of prepress systems used by commercial printers worldwide. The Company completed its acquisition of Creo on June 15, 2005.

    Revenues:

    Net worldwide sales for the Graphic Communications segment were $886 million for the third quarter of 2005 as compared with $344 million for the prior year quarter, representing an increase of $542 million, or 158%. The increase in net sales was primarily due to the completion of the KPG and Creo acquisitions.
    Net sales in the U.S. were $331 million for the current year quarter as compared with $158 million for the prior year quarter, representing an increase of $173 million, or 109%.
    Net sales outside the U.S. were $555 million in the third quarter of 2005 as compared with $186 million for the prior year quarter, representing an increase of $369 million or 198%.

    Digital Products and Services Revenues:

    The Graphic Communications segment digital product sales for the current quarter were $737 million versus $278 million for the prior year quarter, an increase of 165%, primarily related to the acquisitions of KPG and Creo. These digital sales are comprised of KPG digital revenues, NexPress Solutions, a producer of digital color and black and white printing solutions, Creo, a supplier of prepress systems, Kodak Versamark, a provider of continuous inkjet technology, document scanners, Encad, a maker of wide format inkjet printers, and service and support.
    Net worldwide sales for NexPress color and black and white products increased 49% from the prior year quarter, driven by strong volume increases partially offset by unfavorable price/mix. The installed base of digital production color presses continues to grow and increases in customer average monthly page volumes are leading to higher consumables revenue. NexPress black & white digital equipment and consumables also saw strong revenue growth in the quarter.
    Kodak Versamark sales decreased 4% in the current quarter as compared with the third quarter of 2004, due to timing of product shipments.

    Traditional Products and Services Revenues:

    Segment traditional product sales for the current quarter are $149 million versus $66 million for the third quarter of 2004, an increase of 126%, primarily due to the KPG acquisition. These traditional sales are comprised of the sales of Kodak traditional graphics products, KPG's analog plates and films, and microfilm products.

    Gross Profit:

    Gross profit for the Graphic Communications segment was $233 million for the third quarter of 2005 as compared with $94 million in the prior year quarter, representing an increase of $139 million, or 148%. The gross profit margin was 26.3% in the current quarter as compared with 27.3% in the prior year quarter. The decrease in the gross profit margin of 1.0 percentage point was primarily attributable to:

    -- Acquisitions: Creo and KPG increased gross profit margins by approximately 3.1 percentage points.

    -- Manufacturing Cost: Manufacturing costs negatively impacted gross profit margins by approximately 4.4 percentage points primarily related to the impacts of purchase accounting.

    -- Exchange: Favorable exchange added 0.1 percentage points to the gross profit margin.

    SG&A:

    SG&A expenses for the Graphic Communications segment increased $82 million, or 106%, from $77 million in the third quarter of 2004 to $159 million for the current quarter, and decreased as a percentage of sales from 22% to 18%. The decrease in SG&A percentage is primarily attributable to the acquisitions of KPG and Creo, which have lower SG&A as a percent of sales.

    R&D:

    R&D costs increased $25 million, from $34 million in the third quarter of 2004 to $59 million in the current quarter and decreased as a percentage of sales from 10% for the third quarter of 2004 to 7% for the current quarter. The absolute dollar increase in R&D spending is primarily driven by increased R&D costs associated with acquired businesses, partially offset by a $12 million purchase accounting credit relating to in-process R&D charges originally recorded in the second quarter of 2005 in conjunction with the acquisition of Creo.

    EFO:

    Earnings from operations for the Graphic Communications segment were $15 million in the current quarter versus losses of $16 million for the prior year quarter primarily as a result of the factors outlined above.

    All Other

    All Other is composed of Kodak's display and components business for image sensors, optics, display materials, and other small, miscellaneous businesses. All Other also includes development initiatives in inkjet technologies. These businesses offer imaging sensors to original equipment manufacturers (OEMs) and other specialty materials including organic light emitting diode (OLED) technology to commercial customers.

    Revenues:

    Net worldwide sales for All Other were $37 million for the third quarter of 2005, as compared with $25 million for the prior year quarter, representing an increase of $12 million, or 48%.
    Net sales in the U.S. were $16 million for the current year quarter as compared with $10 million for the prior year quarter, representing an increase of $6 million, or 60%.
    Net sales outside the U.S. were $21 million in the third quarter of 2005 as compared with $15 million for the prior year quarter, representing an increase of $6 million, or 40%.

    EFO:

    The loss from operations for All Other was $55 million in the current quarter, a decrease in earnings of $2 million or 4% as compared with the loss from operations of $53 million in the third quarter of 2004. The loss from operations was primarily driven by digital investments, which include the inkjet and display programs.

    Balance Sheet:

    Cash Flow:

    Net cash (used in) provided by continuing operations relating to operating activities, investing activities and financing activities, as determined under U.S. GAAP in the third quarter of 2005 was $370 million, ($81) million and ($232) million, respectively.
    Kodak's definition of free cash flow equals net cash provided by continuing operations relating to operating activities less additions to properties. Kodak's definition of operating cash flow equals free cash flow plus proceeds from sales of assets plus distributions from unconsolidated affiliates minus investments in unconsolidated affiliates minus acquisitions minus debt assumed through acquisitions minus dividends. Investable cash flow is operating cash flow excluding acquisitions and debt assumed in acquisitions.
    During the third quarter, operating cash flow from continuing operations was $216 million, a $18 million change versus $234 million in the year ago quarter driven primarily by an increase in cash payments associated with restructuring.
    Investable cash flow was $216 million, $41 million lower than the $257 million in the third quarter of 2004. Kodak remains committed to achieve targeted investable cash flow for the year at the lower end of the $400 million to $600 million range, as outlined on September 28th at the Company's New York investor meeting.
    The table below reconciles the net cash provided by continuing operations relating to operating activities as determined under U.S. GAAP, to Kodak's definition of Free Cash Flow, to Kodak's definition of operating and investable cash flow for the third quarter of 2005 and 2004 and year to date 2005 and 2004.


                             3rd  Quarter
----------------------------------------------------------------------
($ millions)                                            2005    2004
                                                       ---------------
Net cash (used in) provided by continuing operations
 relating to operating activities:                       $370    $411
Additions to properties                                  (122)   (101)
                                                       ---------------
Free Cash Flow (continuing operations)                    248     310
Net proceeds from sales of businesses/assets               40      19
Distributions from/(investments in) unconsolidated
 affiliates                                                 0       0
Acquisitions, net of cash acquired                          0     (23)
Debt assumed through acquisitions                           0       0
Dividends                                                 (72)    (72)
                                                       ---------------
Operating Cash Flow (continuing operations)               216     234
Acquisitions, net of cash acquired                          0      23
Debt assumed through acquisitions                           0       0
                                                       ---------------
Investable Cash Flow (continuing operations)             $216    $257
----------------------------------------------------------------------
                             Year to Date
----------------------------------------------------------------------
($ millions)                                             2005    2004
                                                       ---------------
Net cash provided by continuing operations relating to
 operating activities:                                   ($60)   $444
Additions to properties                                  (332)   (283)
                                                       ---------------
Free Cash Flow (continuing operations)                   (392)    161
Net proceeds from sales of businesses/assets               62      20
Distributions from/(investments in) unconsolidated
 affiliates                                                63     (31)
Acquisitions, net of cash acquired                       (987)   (358)
Debt assumed through acquisitions                        (541)      0
Dividends                                                 (72)    (72)
                                                       ---------------
Operating Cash Flow (continuing operations)            (1,867)   (280)
Acquisitions, net of cash acquired                        987     358
Debt assumed through acquisitions                         541       0
                                                       ---------------
Investable Cash Flow (continuing operations)            ($339)    $78
----------------------------------------------------------------------


    Dividend:

    The company makes semi-annual dividend payments, which, when declared by the Board of Directors, will be paid on the company's 10th business day each July and December to shareholders of record as of the close of the first business day of the preceding month. The Company paid a semi-annual dividend payment on July 15, 2005. On October 18, the Board of Directors declared a cash dividend of 25 cents per share on the outstanding common shares to shareholders of record on November 1, payable on December 14, 2005.

    Capital Spending:

    Capital additions were $122 million in the third quarter of 2005, which was $21 million higher than the year ago quarter and $11 million higher quarter sequentially. The majority of the spending supported new products, manufacturing productivity and quality improvements, infrastructure improvements and ongoing environmental and safety initiatives.

    Receivables:

    Total net receivables of $2.867 billion, which were composed of trade ($2.475 billion) and miscellaneous ($392 million) receivables at the end of the third quarter of 2005, increased $367 million from the third quarter of 2004 and decreased $109 million quarter sequentially. The quarter sequential decrease is a result of third quarter sales being lower than second quarter sales. The year over year increase is driven by receivables from acquisitions.
    Accrued customer rebates are classified as miscellaneous payables; however, the majority of these are cleared through customer deductions. The effect of offsetting these accrued customer rebates would reduce the net trade receivable balance by $358 million to $2.117 billion at the end of the third quarter of 2005, and would reduce the net trade receivable balance by $450 million to $1.674 billion at the end of the third quarter of 2004.
    Kodak defines days sales outstanding (DSO) as the four-quarter moving average net trade receivables after customer rebate reclassification, divided by 12 months of trade sales, multiplied by 365 days. Due to the fact that reported sales are net of customer rebates and a majority of these rebates are cleared through customer deductions, the company's DSO calculation includes the impact of reclassifying rebates as an offset to receivables. By reclassifying the rebates as an offset to receivables, the company's DSO is more reflective of the true number of days the net trade receivables are outstanding.
    DSO from continuing operations for the third quarter was 50 days, higher than the prior year quarter by 6 days and higher quarter sequentially by two days. This is primarily due to the newly acquired businesses that tend to have higher DSO.
    If rebate accrual balances were not offset against receivables for purposes of calculating the DSO, DSO from continuing operations would have increased year over year by four days to 61 days and two days quarter sequentially.

    Inventory:

    Kodak's inventories of $1.657 billion (after LIFO) increased $230 million year over year and increased $134 million quarter sequentially. The year over year increase is primarily due to the acquisitions of KPG and Creo.
    Kodak defines days supply of inventory (DSI) from continuing operations as four-quarter average inventory before the LIFO reserve divided by 12 months COGS, multiplied by 365 days. For purposes of Kodak's definition, COGS excludes certain manufacturing-related costs that are considered to be unusual or that occur infrequently.
    Inventory before the LIFO reserve was $1.950 billion, $201 million higher than a year ago and $129 million higher than the second quarter of 2005. DSI from continuing operations of 65 days was higher by one day from the third quarter 2004 and flat quarter sequentially.
    Kodak defines inventory turns as 12 months COGS divided by four-quarter average inventory before the LIFO reserve. Inventory turns from continuing operations were 5.6, which is 0.1 lower than a year ago and 0.1 lower quarter sequentially.
    Including the impact of the LIFO reserve and using COGS as reported on a GAAP basis, DSI from continuing operations of 51 days increased by 2 days from the third quarter of 2004 and flat quarter sequentially. Inventory turns from continuing operations of 7.2 were
0.2 lower than a year ago and flat quarter sequentially.

    Debt:

    Debt increased $1.2 billion from the year-end level to $3.563 billion, reflecting acquisitions, and the company held $610 million in cash on its balance sheet at the end of the quarter, down from $1.255 billion at the end of 2004. Quarter sequentially, debt decreased by $158 million to $3.563 billion and cash increased by $57 million to $610 million.

    Equity was $2.326 billion and the debt to total capital ratio was 60.5%, reflecting an increase of 7.0 percentage points quarter sequentially and an increase of 18.9 percentage points year over year. The increase is driven primarily by the debt associated with the acquisitions of KPG and Creo, and also by the decrease in equity resulting from year-to-date losses, including a $900 million tax charge in the third quarter to establish a valuation allowance against the net deferred tax assets in the U.S.

    Foreign Exchange:

    Year over year, the impact of foreign exchange on operating activities during the third quarter was a positive $0.09 per share and foreign exchange activities recorded in "Other Income/(Charges)" had a ($0.01) per share impact. Therefore, the sum of the operational and reportable exchange impacts increased earnings in the quarter by $0.08 per share.

    Silver:

    During the third quarter, the impact of high silver prices was partially offset by the effect of favorable foreign exchange.

    Upcoming Meetings:

    Kodak Investor Relations and the Health Group will host an investor event for those members of the investment community who will be attending the upcoming RSNA trade show. This event will be held on Tuesday, November 29, at McCormick Place in Chicago. Additional details will follow shortly.

    Safe Harbor Statement:

    Digital and traditional revenues, digital earnings from operations, and investable cash flow are non-GAAP financial measures as defined by the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures." Reconciliations of these measures included in this Financial Discussion Document to the most directly comparable GAAP financial measures can be found in this attachment.
    Certain statements in this press release may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's earnings, revenue, and cash are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including the successful:

    -- Implementation of our digital growth strategy and business model;

    --  Implementation of a changed segment structure;

    -- Implementation of our cost reduction program, including asset rationalization, reduction in general and administrative costs and personnel reductions;

    -- Implementation of and performance under our debt management program;

    -- Implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED) displays, and digital products);

    -- Implementation of intellectual property licensing and other strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Integration of newly acquired businesses;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in receivables performance;

    --  Reduction in capital expenditures;

    --  Improvement in supply chain efficiency;

    -- Implementation of our strategies designed to address the decline in our analog businesses; and

    -- Performance of our business in emerging markets like China, India, Brazil, Mexico and Russia;

    Forward-looking statements contained in this press release are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    --  Competitive actions, including pricing;

    -- Changes in our debt credit ratings and our ability to access capital markets;

    -- The nature and pace of technology evolution, including the analog-to-digital transition;

    --  Continuing customer consolidation and buying power;

    -- Current and future proposed changes to tax laws, as well as other factors which could adversely impact our effective tax rate in the future;

    -- General economic, business, geopolitical, regulatory and public health conditions;

    --  Market growth predictions, and

    -- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission;

    Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.


Eastman Kodak Company
CONSOLIDATED STATEMENT OF EARNINGS - UNAUDITED
(in millions, except per share data)

                                 Three Months Ended  Nine Months Ended
                                   September 30        September 30
                                 ------------------ ------------------
                                     2005      2004     2005     2004

Net sales                          $3,553    $3,374  $10,071   $9,758
Cost of goods sold                  2,620     2,296    7,369    6,772
                                 --------  -------- -------- --------
   Gross profit                       933     1,078    2,702    2,986

Selling, general and
 administrative expenses              673       629    1,911    1,793
Research and development costs        217       219      692      629
Restructuring costs and other         146       227      531      415
                                 --------  -------- -------- --------
(Loss) earnings from continuing
 operations before interest,
 other income (charges), net and
 income taxes                        (103)        3     (432)     149

Interest expense                       57        43      144      130
Other income (charges), net           (15)       24      (17)      30
                                 --------  -------- -------- --------
Loss from continuing
 operations before income taxes      (175)      (16)    (593)      49
Benefit for income taxes              855       (28)     734      (90)
                                 --------  -------- -------- --------
(Loss) earnings from continuing
 operations                        (1,030)       12   (1,327)     139

Earnings from discontinued
 operations, net of income taxes        1       446        2      476
                                 --------  -------- -------- --------
NET (LOSS) EARNINGS               $(1,029)   $  458  $(1,325)   $ 615
                                 ========  ======== ======== ========

Basic net (loss) earnings per share:
  Continuing operations            $(3.59)   $  .04   $(4.61)  $  .49
  Discontinued operations             .01      1.56      .01     1.66
                                 --------  -------- -------- --------
  Total                            $(3.58)    $1.60   $(4.60)   $2.15
                                 ========  ======== ======== ========

Diluted net (loss) earnings per
 share:
  Continuing operations            $(3.59)   $  .04   $(4.61)   $ .49
  Discontinued operations             .01      1.56      .01     1.56
                                 --------  -------- -------- --------
  Total                            $(3.58)    $1.60   $(4.60)   $2.05
                                 ========  ======== ======== ========



Number of common shares used in
 basic net (loss) earnings per
 share                              287.2     286.6    288.1    286.6

Effect of dilutive securities:
  Employee stock options               -        0.1       -       0.1
  Contingent convertible notes         -         -        -      18.5
                                 --------  -------- -------- --------
Number of common shares used in
 diluted net (loss) earnings per
 share                              287.2     286.7    288.1    305.2
                                 ========  ======== ======== ========



Net Sales from Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)

                          Three Months Ended      Nine Months Ended
                            September 30,           September 30,
                       ----------------------  ----------------------
                         2005    2004  Change    2005    2004  Change

D&FIS
  Inside the U.S.       $  839  $  970   - 14% $ 2,436 $ 2,695   - 10%
  Outside the U.S.       1,156   1,393   - 17    3,511   4,080   - 14
                       ------- ------- ------  ------- ------- ------
Total D&FIS              1,995   2,363   - 16    5,947   6,775   - 12
                       ------- ------- ------  ------- ------- ------

Health
  Inside the U.S.          260     276    - 6      778     811    - 4
  Outside the U.S.         375     366    + 2    1,177   1,134    + 4
                       ------- ------- ------  ------- ------- ------
Total Health               635     642    - 1    1,955   1,945    + 1
                       ------- ------- ------  ------- ------- ------

Graphic Communications
  Inside the U.S.          331     158  + 109      738     415   + 78
  Outside the U.S.         555     186  + 198    1,310     537  + 144
                       ------- ------- ------  ------- ------- ------
Total Graphic
 Communications            886     344  + 158    2,048     952  + 115
                       ------- ------- ------  ------- ------- ------

All Other
  Inside the U.S.           16      10   + 60       51      43   + 19
  Outside the U.S.          21      15   + 40       70      43   + 63
                       ------- ------- ------  ------- ------- ------
Total All Other             37      25   + 48      121      86   + 41
                       ------- ------- ------  ------- ------- ------
    Consolidated total  $3,553  $3,374    + 5% $10,071  $9,758    + 3%
                       ======= ======= ======  ======= ======= ======



(Loss) Earnings from Continuing Operations Before Interest, Other
Income (Charges), Net and Income Taxes by Reportable Segment and All Other - Unaudited
(in millions)

                          Three Months Ended      Nine Months Ended
                            September 30,           September 30,
                       ----------------------  ----------------------
                         2005    2004  Change    2005    2004  Change

D&FIS                  $   108   $ 230   - 53%   $ 305   $ 484   - 37%
    Percent of Sales         5%     10%              5%      7%

Health                 $    90   $ 106   - 15%   $ 264   $ 325   - 19%
    Percent of Sales        14%     17%             14%     17%

Graphic Communications $    15   $ (16) + 194%   $ (38)  $ (24)  - 58%
    Percent of Sales         2%    (5)%            (2)%    (3)%

All Other              $   (55)  $ (53)   - 4%   $(140)  $(126)  - 11%
    Percent of Sales     (149)%  (212)%          (116)%  (147)%
                       ------- ------- ------  ------- ------- ------
Total of segments      $   158   $ 267   - 41%   $ 391   $ 659   - 41%
    Percent of Sales         4%      8%              4%      7%

Restructuring costs
 and other                (261)   (264)           (823)   (510)
                       ------- ------- ------  ------- ------- ------
    Consolidated total $ (103)   $   3 -3,533%   $(432)  $ 149  - 390%
                       ======= ======= ======  ======= ======= ======



(Loss) Earnings from Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)

                          Three Months Ended      Nine Months Ended
                            September 30,           September 30,
                       ----------------------  ----------------------
                         2005    2004  Change    2005    2004  Change

D&FIS                  $    95   $ 207   - 54%   $ 256   $ 415   - 38%
    Percent of Sales         5%      9%              4%      6%

Health                 $    89   $  94    - 5%   $ 231   $ 270   - 14%
    Percent of Sales        14%     15%             12%     14%

Graphic Communications $    (6)  $  (2) - 200%   $ (29)  $  (8) - 263%
    Percent of Sales       (1)%    (1)%            (1)%    (1)%

All Other              $   (20)  $ (43)  + 53%   $ (95)  $(104)   + 9%
    Percent of Sales      (54)%  (172)%           (79)%  (121)%
                       ------- ------- ------  ------- ------- ------
Total of segments      $   158   $ 256   - 38%   $ 363   $ 573   - 37%
    Percent of Sales         4%      8%              4%      6%

Lucky film impairment       -       -              (19)     -
Restructuring costs and
 other                    (261)   (264)           (823)   (510)
Japan Moriya warehouse
 impairment                (21)     -              (21)     -
Property sales              21      -               34      -
Interest expense           (57)    (43)           (144)   (130)
Other corporate items        4       3              14       7
Tax on Infotonics
 contribution               -       -               (6)     -
Income tax effects on
 above items and taxes
 not allocated to above   (874)     60            (725)    199
                       ------- ------- ------  ------- ------- ------
    Consolidated total $(1,030)  $  12 -8,683% $(1,327)  $ 139 -1,055%
                       ======= ======= ======  ======= ======= ======



Eastman Kodak Company
CONSOLIDATED STATEMENT OF FINANCIAL POSITION -UNAUDITED
(in millions)
                                                Sept. 30,    Dec. 31,
                                                  2005        2004

ASSETS

CURRENT ASSETS
Cash and cash equivalents                       $     610   $   1,255
Receivables, net                                    2,867       2,544
Inventories, net                                    1,657       1,158
Deferred income taxes                                 122         556
Other current assets                                  139         105
Assets of discontinued operations                      30          30
                                                ---------   ---------
 Total current assets                               5,425       5,648
                                                ---------   ---------
Property, plant and equipment, net                  4,131       4,512
Goodwill                                            2,125       1,446
Other long-term assets                              2,691       3,131
                                                ---------   ---------
 TOTAL ASSETS                                   $  14,372   $  14,737
                                                =========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities  $   3,932   $   3,896
Short-term borrowings                               1,004         469
Accrued income taxes                                  559         625
                                                ---------   ---------
 Total current liabilities                          5,495       4,990

OTHER LIABILITIES
Long-term debt, net of current portion              2,559       1,852
Pension and other postretirement liabilities        3,228       3,338
Other long-term liabilities                           764         737
                                                ---------   ---------
 Total liabilities                                 12,046      10,917

SHAREHOLDERS' EQUITY
Common stock at par                                   978         978
Additional paid in capital                            871         859
Retained earnings                                   6,510       7,922
Accumulated other comprehensive loss                 (213)        (90)
Unearned restricted stock                              (6)         (5)
                                                ---------   ---------
                                                    8,140       9,664
Less: Treasury stock at cost                        5,814       5,844
                                                ---------   ---------
 Total shareholders' equity                         2,326       3,820
                                                ---------   ---------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $  14,372   $  14,737
                                                =========   =========



Eastman Kodak Company
CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED
(in millions)
                                                  Nine Months Ended
                                                    September 30
                                                ---------------------
                                                   2005        2004

Cash flows relating to operating activities:
Net (loss) earnings                             $  (1,325)  $     615
Adjustments to reconcile to net cash (used in)
  provided by operating activities:
  Earnings from discontinued operations                (2)       (476)
  Equity in earnings from unconsolidated
    affiliates                                        (11)         (9)
  Depreciation and amortization                       937         713
  Purchased research and development                   54          16
  Gain on sales of businesses/assets                  (35)         (9)
  Restructuring costs, asset impairments and
   other non-cash charges                             170          46
  Provision (benefit) for deferred taxes              925        (102)
  Decrease (increase) in receivables                  199         (78)
  Increase in inventories                            (236)       (239)
  Decrease in liabilities excluding borrowings       (721)        (22)
  Other items, net                                    (15)        (11)
                                                ---------   ---------
    Total adjustments                               1,265        (171)
                                                ---------   ---------
    Net cash (used in) provided by
      continuing operations                           (60)        444
                                                ---------   ---------
    Net cash provided by discontinued operations       -           22
                                                ---------   ---------
    Net cash (used in) provided by
     operating activities                             (60)        466
                                                ---------   ---------
Cash flows relating to investing activities:
  Additions to properties                            (332)       (283)
  Net proceeds from sales of businesses/assets         62          20
  Acquisitions, net of cash acquired                 (987)       (358)
  Distributions from (investments in)
    unconsolidated affiliates                          63         (31)
  Marketable securities - purchases                   (79)        (92)
  Marketable securities - sales                        70          91
                                                ---------   ---------
    Net cash used in investing activities          (1,203)       (653)
                                                ---------   ---------
    Net cash provided by discontinued
      operations                                       -          708
                                                ---------   ---------
    Net cash (used in) provided by investing
      activities                                   (1,203)         55
                                                ---------   ---------
Cash flows relating to financing activities:
  Net decrease in borrowings with original
    maturity of 90 days or less                       (65)       (291)
  Proceeds from other borrowings                    1,241         111
  Repayment of other borrowings                      (477)       (403)
  Dividend payments                                   (72)        (72)
  Exercise of employee stock options                   12          -
                                                ---------   ---------
    Net cash provided by (used in) financing
     activities                                       639        (655)
                                                ---------   ---------
Effect of exchange rate changes on cash              (21)          (3)
                                                ---------   ---------
Net decrease in cash and cash equivalents            (645)       (137)
Cash and cash equivalents, beginning of year        1,255       1,250
                                                ---------   ---------
Cash and cash equivalents, end of quarter       $     610   $   1,113
                                                =========   =========



Eastman Kodak Company
Third Quarter 2005 Results
Non-GAAP Reconciliations
------------------------

Within the Company's third quarter 2005 press release and financial discussion document, the Company makes reference to certain non-GAAP financial measures: "Digital revenues", "Digital earnings", and "Digital earnings excluding certain purchase accounting costs for KPG and Creo and operating results for Creo". Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why the Company's management believes that the presentation of the non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release and financial discussion document.

The following table reconciles digital revenue amounts and growth rate from prior year as presented to the most directly comparable GAAP measure of total consolidated net sales (dollar amounts in millions):

                                          Q3      Growth from
                                         2005     prior year
                                       -------    -----------
Digital revenue, as presented          $ 1,888           47%
Traditional revenue, as presented        1,661          -20%
New Technologies revenue                     4          -17%
                                       -------    -----------
Net Sales (GAAP basis)                 $ 3,553            5%
                                       =======    ===========

The following table reconciles digital earnings excluding certain purchase accounting costs for KPG and Creo and operating results for Creo and digital earnings amounts as presented to the most directly comparable GAAP measure of consolidated earnings/(loss) from continuing operations before interest, other income (charges) net and income taxes (dollar amounts in millions):

                                              Q3 2005    Q3 2004
                                             ---------  ---------
Digital earnings excluding certain purchase
 accounting costs for KPG and Creo and
 operating results for Creo, as presented    $     42   $     12
Purchase accounting adjustments and Creo
 operating results                                (44)        -
In-process research and development                12         (6)
                                             ---------  ---------
Digital EFO                                        10          6
Traditional EFO                                   198        295
New technologies EFO                              (50)       (34)
                                             ---------  ---------
Total segment EFO                                 158        267
Restructuring items                              (261)      (264)
                                             ---------  ---------
(Loss) earnings from continuing operations
 before interest, other income (charges),
 net and income taxes (GAAP basis)           $   (103)         3
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